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[EYETECH LOGO]

FOR IMMEDIATE RELEASE
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Contact:

Karin Hehenberger, M.D., Ph.D.
Senior Director of Scientific and External Affairs
Office: 212 824 3176
Facsimile: 212 824 3240
Email: karin.hehenberger@eyetech.com
www.eyetech.com

                  Eyetech Pharmaceuticals, Inc. Announces Price for Macugen(R) (pegaptanib sodium injection)
                    Will Host Live Discussion of Launch Plan

New York, NY - December 22, 2004 - Eyetech Pharmaceuticals, Inc. (Nasdaq: EYET) today announced that the list price for Macugen(R) (pegaptanib sodium injection) will be $995 per injection. Macugen was approved by the FDA on December 17, 2004 for use in the treatment of neovascular (wet) age-related macular degeneration, an eye disease associated with aging that destroys central vision.

Eyetech management will host a conference call regarding the pricing strategy and the launch plan for Macugen on Wednesday January 5, 2005 at 8:30AM EST, before the US markets open. Live audio of the call will be available to investors, members of the news media and the general public by dialing 888-275-0218 (in the United States) or 706-679-7756 (internationally). A playback of this event will be available through January 19, 2005 by dialing 800-642-1687 (within the United States) or 706-645-9291 (internationally). The passcode for this replay will be 3062807. In addition, this discussion will be broadcasted simultaneously over the Internet and the webcast can be accessed by logging on to the Investor Relations section of our corporate website at www.eyetech.com. An archived version of the webcast will be available at the same location through January 19, 2005.

About Eyetech Pharmaceuticals, Inc.
Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye.

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Eyetech's initial focus is on diseases affecting the back of the eye.
Eyetech is commercializing and further developing Macugen(R) (pegaptanib sodium injection) with Pfizer Inc for the treatment of neovascular AMD. Macugen is also being studied for the treatment of diabetic macular edema and retinal vein occlusion.

Safe Harbor Statement
This press release contains a forward-looking statement that involves substantial risks and uncertainties. You should not place undue reliance on our forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statement that we make, including risks related to: achieving acceptance of Macugen by the medical community, by patients receiving therapy and by third party payors; supplying sufficient quantities of Macugen to meet anticipated market demand; the impact of competitive products; our dependence on third parties to manufacture Macugen; new information arising out of clinical trial results; and the success of Macugen's launch generally. These and other risks in investing in Eyetech are described in greater detail in the "Risk Factors" section of our most recent quarterly report on Form 10-Q filed with the SEC. We do not assume any obligation to update any forward-looking statements.